Exhibit 10.119

STRATEGIC ALLIANCE AGREEMENT

between

THE GILLETTE COMPANY

and

MTI MICROFUEL CELLS INC.

dated

September 19, 2003

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (this "Agreement"), dated as of September 19, 2003 (the "Effective Date"), is made and entered into by and between The Gillette Company, a Delaware corporation ("Gillette"), and MTI MicroFuel Cells Inc., a Delaware corporation ("MTI"). Each of Gillette and MTI is referred to in this Agreement, from time to time, as a "Party" or, collectively, the "Parties".

W I T N E S S E T H :

WHEREAS, Gillette is a leader in inventing, manufacturing, marketing and distributing consumer products, including through its Duracell division a wide variety of batteries and energy cells;

WHEREAS, MTI is a leader in the design and development of direct methanol micro fuel cells for portable power applications;

WHEREAS, the Parties wish to enter into a strategic relationship to develop and Commercialize an energy solution for widely used, mass market, high volume, hand-held consumer devices, such as personal digital assistants (commonly referred to as PDAs), cell phones, digital cameras, portable CD players and portable DVD players, which energy solution is based on a DMFC (as defined herein) with an FCA that generates low power [*] and is used in connection with FRs (as defined herein) [*] appropriate for such mass market devices (a "DMFC Solution");

WHEREAS, one of the purposes of this Agreement is to allow Gillette to create a proprietary intellectual property position with respect to FRs; and

WHEREAS, in connection with the strategic relationship described above, MTI has requested that Gillette make an equity investment in MTI, and Gillette has agreed to make such an investment.

NOW THEREFORE, in consideration of the above stated premises and the mutual covenants and agreements set forth below, the Parties hereby agree as follows:

  DEFINITIONS

Defined terms used in this Agreement, as indicated by the use of initial capitalization, shall have the meanings set forth in Exhibit A. Defined terms that do not appear in Exhibit A shall have the meanings ascribed to them upon their first occurrence herein.

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

  PRODUCT DEVELOPMENT

  Pursuant to the covenants listed below and in accordance with each Work Plan established hereunder, the Parties hereby agree to use Commercially Reasonable Efforts to develop one or more DMFC Solutions.

    Generally. Pursuant to the terms and conditions set forth in this Agreement, the Parties agree to develop one or more DMFC Solutions for one or more OEM Applications. The processes for identifying the Initial OEM Application for which a DMFC Solution will be developed hereunder and each Additional OEM Application for which a DMFC Solution will be developed hereunder are set forth in Section 2.2 and Section 2.7, respectively. The development of each DMFC Solution hereunder shall be governed by a Work Plan and facilitated by the Steering Committee. The Work Plan for the DMFC Solution for the Initial OEM Application (the "Initial Work Plan") is set forth on Exhibit B to this Agreement. As set forth more specifically herein and in the applicable Work Plan, each Party has agreed as follows with respect to the development of DMFC Solutions:
      to identify an Initial OEM Application as a target for the initial DMFC Solution to be developed hereunder consistent with Section 2.2;
      to achieve the Deliverables and Key Milestones set forth in each Work Plan on a timely basis as set forth in more detail in Section 2.3(a);
      to deliver and accept conforming Deliverables in a timely manner as set forth in more detail in Section 2.3(a);
      to agree on specifications for the Products comprising each DMFC Solution developed hereunder as set forth in more detail in Section 2.3(b);
      to commit, and to expend if necessary, the minimum resources set forth in Section 2.3(d) toward timely achievement of each Work Plan;
      to confer and agree upon qualifying Additional OEM Applications as targets for additional DMFC Solutions to be developed hereunder consistent with and pursuant to the procedures set forth in Section 2.7;
      to contribute, assign and license technology as set forth in more detail in Article III;
      to Commercialize any DMFC Solution developed hereunder as set forth in more detail in Article IV;
      to abide by the exclusivity and non-competition provisions set forth in Article V;
      to make and remit royalty and other payments as set forth in Article VI; and
      to honor the other Party's rights to terminate this Agreement, in whole or in part, pursuant to Article VIII hereof.

    Strategic Alliance Agreement - Execution Version -2-

    Initial OEM Application. As set forth in more detail in the Initial Work Plan, the Parties shall agree upon an OEM Application within the Target Market that shall be the initial electronic device for which the Parties shall develop a DMFC Solution hereunder (the "Initial OEM Application") by (a) identifying OEM Applications within the Target Market which would incorporate or require the use of an FR that meets the Baseline Criteria and (b) establishing Product Specifications in accordance with Section 2.3(b) for the Products comprising the DMFC Solution for the Initial OEM Application.
    Work Plan. Exhibit B to this Agreement sets forth the Initial Work Plan. As set forth in more detail in Section 2.7, the Parties shall establish an additional Work Plan with respect to each DMFC Solution that the Parties agree to develop for an Additional OEM Application. The development work performed by the Parties pursuant to each Work Plan shall be facilitated by the Steering Committee.
      Deliverables.
        Delivery of Deliverables. The Initial Work Plan and all subsequent Work Plans shall set forth Deliverables, a series of which comprise a Key Milestone and must be delivered by specified times as set forth in the applicable Work Plan. Delivery of any Deliverable shall be deemed complete when (1) the Responsible Party delivers the Deliverable to the Receiving Party accompanied by a written statement listing the items delivered and stating that they are ready for the Receiving Party's acceptance testing and (2) such Deliverable is accepted by the Receiving Party. Should either MTI or Gillette fail to deliver a Deliverable for which it is solely responsible prior to the "Not to Exceed" time limit with respect to the Key Milestone to which such Deliverable relates on such Work Plan, such failing Party shall be in material breach of this Agreement unless such failure was caused by an action or inaction of the other Party.
        Acceptance of Deliverables.
          The Receiving Party, with the assistance of the Responsible Party if requested by the Receiving Party, shall examine each Deliverable upon delivery to determine whether the Deliverable conforms to the Acceptance Criteria for the Deliverable. Within thirty (30) days, or such other number of days specified in the applicable Acceptance Criteria, after such delivery, the Receiving Party shall provide the Responsible Party with written acceptance of such Deliverable or a specific, detailed and objective statement of deficiencies that the Receiving Party reasonably and in good faith believes must be corrected in order for the Deliverable to meet the Acceptance Criteria for the Deliverable (a "Statement of Deficiencies"). If the Receiving Party fails to provide written acceptance or a Statement of Deficiencies within the thirty (30) day period or such other time period specified in the applicable Acceptance Criteria, such failure shall be deemed acceptance of the applicable Deliverable by the Receiving Party.
          To the extent the Responsible Party reasonably and in good faith agrees with all or a portion of the Statement of Deficiencies, it shall correct the deficiencies or portion thereof and redeliver the Deliverable to the Receiving Party within thirty (30) days of receipt of the Statement of Deficiencies. The Receiving Party shall, within fourteen (14) days after such redelivery, provide the Responsible Party with written acceptance of the Deliverable

          Strategic Alliance Agreement - Execution Version -3-

          or another Statement of Deficiencies. To the extent the Responsible Party reasonably and in good faith does not agree with all or a portion of the Statement of Deficiencies, the subject of such disagreement shall be resolved by the Steering Committee or, upon the failure of the Steering Committee to resolve the disagreement, by escalation and/or dispute resolution pursuant to Sections 2.4(e) and Article XII. The Responsible Party shall correct the deficiencies in accordance with any resolution reached pursuant to such procedures.

          The acceptance procedure set forth in this Section 2.3(a)(ii) may be repeated a total of three times if necessary in order for the Acceptance Criteria for the applicable Deliverable to be satisfied, but only so long as such procedure occurs within the applicable "Not to Exceed" time limit.
        Rejection of Deliverables. Should the Receiving Party reasonably and in good faith determine, prior to acceptance, that any Deliverable fails to meet its associated Acceptance Criteria in any material respect once the "Not to Exceed" time limit set forth on the Work Plan for the Key Milestone to which such Deliverable relates has expired or three acceptance procedures as set forth in Section 2.3(a)(ii) have occurred with respect to such Deliverable without satisfaction of the Acceptance Criteria, then the Responsible Party shall be in material breach of this Agreement.
        Multi-Party Responsibility Deliverables. With respect to each Deliverable with respect to which both Parties are identified as the Responsible Party, the Parties shall work together in good faith and each use Commercially Reasonable Efforts to cause such Deliverable to be delivered and accepted. With respect to each such Deliverable, either Party may propose such Deliverable to the other Party for acceptance. Upon such proposal, the proposing Party shall become the Responsible Party with respect to such Deliverable and the other Party shall become the Receiving Party; provided, however, that (1) both Parties (not just the Responsible Party) shall work together in good faith to remedy any deficiencies identified by the Receiving Party with respect to such Deliverable and (2) failure of such Deliverable to be accepted prior to the "Not to Exceed" time set forth with respect to the Key Milestone to which such Deliverable relates or after three acceptance procedures as set forth in Section 2.3(a)(ii) have occurred with respect to such Deliverable without satisfaction of the Acceptance Criteria shall not be considered a material breach of this Agreement by the Responsible Party, although it shall be considered a failure of a condition which will provide either Party with the right to terminate this Agreement, in whole or in part, as set forth in Article VIII.
      Product Specifications. Specifications for each Product included within a DMFC Solution developed hereunder (the "Product Specifications") shall be determined as described below.

      Strategic Alliance Agreement - Execution Version -4-

        MTI shall work in good faith to develop DMFCs that are compatible with FRs [*] developed by Gillette pursuant to this Agreement. MTI shall have sole responsibility for establishing and amending all Product Specifications pertaining to DMFCs; provided, however, that MTI shall consult with Gillette before finalizing any proposed DMFC Product Specifications or any amendment to DMFC Product Specifications and shall give Gillette thirty (30) days to comment. MTI shall consider all such comments in good faith. At the end of such time period, the proposed DMFC Product Specifications, or amendments thereto, shall become final unless modified by MTI in its sole discretion.
        Gillette shall work in good faith to develop FRs [*] that are compatible with DMFCs developed by MTI pursuant to this Agreement. Gillette shall have sole responsibility for establishing and amending all Product Specifications pertaining to FRs [*] provided, however, that Gillette shall consult with MTI before finalizing any proposed FR [*] Product Specifications or any amendment to FR [*] Product Specifications and shall give MTI thirty (30) days to comment. Gillette shall consider all such comments in good faith. At the end of such time period, the proposed FR [*] Product Specifications, or amendments thereto, shall become final unless modified by Gillette in its sole discretion.
        Each of MTI and Gillette shall promptly provide Notice to the other Party of any finalized Product Specifications.
        Final Product Specifications for the DMFC[*] and FR shall be optimized for interdependent use in each DMFC Solution developed hereunder. Either MTI or Gillette may request review of final Product Specifications by the Steering Committee if that Party believes in good faith that the specifications are not optimized for interdependent use.
      FR Completion. An FR developed pursuant to this Agreement shall be deemed to be complete once all Deliverables associated with the FR have met the Acceptance Criteria with respect to such FR, and an OEM has purchased for production a DMFC that is refilled by such FR for inclusion in one or more of its products.
      Minimum Resource Commitments.
        Each of MTI and Gillette shall use Commercially Reasonable Efforts to dedicate resources including personnel, capital resources, and monetary investment sufficient to meet its obligations as set forth in each Work Plan and complete the objectives contemplated by this Agreement. At a minimum, Gillette shall dedicate, and expend if necessary, the number of Gillette FTEs set forth in each Work Plan to accomplish each Deliverable for which it is a Responsible Party, and, at a minimum, MTI shall dedicate, and expend if necessary, the number of MTI FTEs set forth in each Work Plan to accomplish each Deliverable for which it is a Responsible Party.

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -5-

        As of the Effective Date, Parent has entered into that certain Funding Agreement by and between Parent and Gillette, dated as of September 19, 2003 (the "Funding Agreement"), which obligates Parent to provide sufficient funding to MTI such that MTI is able to perform its obligations under this Agreement on a timely basis. If Parent materially breaches the Funding Agreement, Gillette may, in its sole discretion, terminate this Agreement pursuant to Section 8.2(e).
      Conduct of Development Work; Subcontracting. Each of MTI and Gillette may contract with or sublicense to one or more Outside Contractors to perform any or all of its obligations under this Agreement, provided that (i) each Outside Contractor agrees in writing to be bound by the terms of a confidentiality or nondisclosure agreement containing comparable provisions to the Confidentiality Agreement; (ii) each Outside Contractor agrees to assign or license in writing, to the appropriate Party pursuant to this Agreement, all Intellectual Property that is applicable to this Agreement that such Outside Contractor develops while performing a Party's obligations under this Agreement; and (iii) the Party seeking to contract with an Outside Contractor abides by its indemnification obligations relating to Outside Contractors as described in Sections 10.1 and 10.2 of this Agreement.
      Costs and Expenses. Except as set forth in Schedule 2.3(f), each Party shall bear all costs and expenses that it incurs in performing its obligations under this Agreement. Gillette shall bear all costs and expenses (patent costs, filing fees, and attorney fees) associated with Intellectual Property that relates primarily to FRs [*] that is developed by either Party between the Effective Date and the [*], which costs and expenses have accrued and become payable as of the [*]. MTI shall bear all costs and expenses (patent costs, filing fees, and attorney fees) associated with Intellectual Property that relates primarily to DMFCs that is developed by either Party between the Effective Date and the [*], which costs and expenses have accrued and become payable as of the [*].
      Reports and Inspections. Each of MTI and Gillette shall maintain, and shall use Commercially Reasonable Efforts to cause its Affiliates to maintain, in each case in a manner consistent with such Party's existing record keeping practices, accurate and complete records of all Development Work, including with respect to satisfaction of its minimum resource commitments under Section 2.3(d) and all results of any tests, studies and other investigations conducted pursuant to this Agreement by or on behalf of such Party or its Affiliates, as applicable; and with respect to Gillette, records monitoring its retail distribution for FRs for purposes of determining the Retail Penetration Date. For so long as either MTI or Gillette is conducting Development Work, such Party shall prepare and submit to the Steering Committee, on a quarterly basis, written progress reports summarizing the current status and progress of Development Work and its compliance with its minimum resource commitments under Section 2.3(d) and with respect to MTI, a cash flow statement that indicates the aggregate dollar amount

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -6-

spent by MTI on Development Work during the previous quarter. Each of MTI's and Gillette's authorized representatives (including members of Steering Committee selected by MTI and Gillette) may visit those portions of the facilities of the other Party, its Affiliates and its Outside Contractors where Development Work is being performed during normal business hours upon ten (10) days Notice so long as there is no undue interruption to normal business operations and, with respect to Outside Contractors, subject to such Outside Contractors' consent, which consent each of MTI and Gillette shall use Commercially Reasonable Efforts to obtain.

    Steering Committee.
      Function. MTI and Gillette shall form a steering committee (the "Steering Committee") as described in this Section 2.4, which shall (i) facilitate the performance of the obligations set forth in this Agreement, including without limitation each Work Plan, and (ii) facilitate the relationship between MTI and Gillette under this Agreement. The Steering Committee shall have no authority to amend this Agreement or any Work Plan or the exhibits or schedules attached hereto.
      Membership. The Steering Committee shall consist of three (3) representatives of Gillette and three (3) representatives of MTI. The three (3) initial representatives of Gillette shall be [*]. The three (3) initial representatives of MTI shall be [*]. Each of Gillette and MTI may, from time to time and in its sole discretion, replace its representatives to the Steering Committee by giving at least fifteen (15) days advance Notice to the other Party.
      Meetings. The Steering Committee shall meet not less than once per calendar quarter during the Term, on such dates and at such times and places as agreed to by the Steering Committee. Meetings shall be held upon not less than fifteen (15) days advance written notice to all members of the Steering Committee, unless all Steering Committee members waive this requirement of advance notice. Members of the Steering Committee may participate in such meetings by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means approved by the Steering Committee. Responsibility for arranging the meetings, including providing notice and an agenda and providing minutes of the meeting, shall alternate between MTI and Gillette. The first meeting shall be held as soon as practicable after the Effective Date, and in no event more than 30 days after the Effective Date, and shall be organized by MTI. The Party responsible for a meeting shall prepare and submit draft minutes of the meeting to the other Party's representatives within thirty (30) days after such meeting, and such minutes shall become final upon written re-confirmation by such other Party's representatives that such minutes are accurate (or upon correction and confirmation, as appropriate). At each meeting of the Steering Committee, each Party shall present a report of its progress with respect to the fulfillment of its Deliverables and Key Milestone obligations in accordance with Section 2.3(g).

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -7-

      Consensus. Any action authorized by the Steering Committee requires unanimity and shall be recorded in the meeting minutes following the authorization.
      Escalation. If the members of the Steering Committee cannot reach unanimity on a matter requiring their vote within ten (10) Business Days after receiving notification of the matter, the matter shall be escalated for resolution to executives of the Parties in accordance with Section 12.2.
      Expenses. Each of MTI and Gillette shall be responsible for the expenses of its own representatives to the Steering Committee.
    Required Third Party Technology. Except as set forth in Schedule 2.5, neither MTI nor Gillette shall be required to in-license Third Party technology to fulfill its obligations under this Agreement; provided, however, that each Party shall use Commercially Reasonable Efforts to in-license (a) freely available software and (b) other freely available technology sold at or below market prices in an amount no more than $1,000.
    Regulatory Approvals and Standards.
      Gillette shall have primary responsibility for and shall use Commercially Reasonable Efforts to obtain all Regulatory Approvals applicable to FRs [*] developed pursuant to this Agreement. MTI shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to assist, support, and cooperate with Gillette in its efforts under this Section 2.6(a). Gillette shall maintain complete and accurate records regarding its efforts under this Section 2.6(a) in a manner consistent with Gillette's existing record keeping practices.
      MTI shall have primary responsibility for and shall use, Commercially Reasonable Efforts to obtain all Regulatory Approvals applicable to DMFCs developed pursuant to this Agreement. Gillette shall, and shall cause its Affiliates to, use Commercially Reasonable Efforts to assist, support, and cooperate with MTI in its efforts under this Section 2.6(b). MTI shall maintain complete and accurate records regarding its efforts under this Section 2.6(b) in a manner consistent with MTI's existing record keeping practices.
      Each of MTI and Gillette shall provide Notice to the other of any action taken with respect to, or any correspondence with, any applicable regulatory entities and standards organizations that it reasonably believes could affect one or more of the Products or either Party's or both Parties' rights or obligations under this Agreement.
    Additional OEM Applications. From time to time, the Parties may agree to develop additional DMFC Solutions for use in additional OEM Applications in the Target Market pursuant to the procedures set forth in this Section 2.7.

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -8-

      When MTI or Gillette wishes to develop a DMFC Solution for an OEM Application in the Target Market that differs from the DMFC Solution for the Initial OEM Application, such Party shall deliver a Notice to the other Party (the "Notice of Intention") pertaining to such proposed additional DMFC Solution and OEM Application (the "Proposed Additional OEM Application"). Such Notice of Intention shall include relevant information, including without limitation a description of the Proposed Additional OEM Application and the DMFC Solution proposed for such Proposed Additional OEM Application (including how the FR included within the DMFC Solution for the Proposed Additional OEM Application would satisfy the Baseline Criteria and whether such proposed FR would require Gillette to establish a new production assembly line or materially modify an existing assembly line), the identity of target OEMs, and an estimate of market demand for the Products comprising the proposed DMFC Solution for the Proposed Additional OEM Application. Upon receipt by either MTI or Gillette, as the case may be, of a Notice of Intention with respect to a DMFC Solution for a Proposed Additional OEM Application that incorporates or requires an FR that meets the Baseline Criteria, MTI and Gillette shall promptly meet to discuss and define target specifications and the market potential for such DMFC Solution (the "Proposed Additional OEM Application Review"). If any Notice of Intention delivered by a Party relates to a DMFC Solution for a Proposed Additional OEM Application that the receiving Party reasonably and in good faith believes does not incorporate or require a FR that meets the Baseline Criteria and such receiving Party provides Notice in the form of a written, specific, detailed and objective statement to the delivering Party of the foregoing, then such Notice of Intention shall be void ab initio, and the receiving Party may disregard such Notice of Intention.
      Within ninety (90) days following the date of the Proposed Additional OEM Application Review (the "Election Period"), the Party that received the Notice of Intention shall deliver a Notice to the Party that delivered the Notice of Intention (the "Response Notice") indicating whether it wishes to participate in the development, Commercialization and distribution of the DMFC Solution for the Proposed Additional OEM Application. A Party's failure to deliver a Response Notice within the Election Period shall be deemed to be a rejection of the Proposed Additional OEM Application.
      Should a Party indicate in a Response Notice that it wishes to participate in the development and Commercialization of the DMFC Solution for the Proposed Additional OEM Application, MTI and Gillette shall meet within thirty (30) days following the date of the Response Notice in good faith to develop a Work Plan to pursue a DMFC Solution for such Proposed Additional OEM Application (the "Additional OEM Application Review"). Each Work Plan shall be in the form and format of Exhibit B, and shall contain all information indicated on Exhibit B, including in the case of Work Plans other than the Initial Work Plan, such additions and modifications to the terms and conditions hereof, including if applicable the Term hereof, as the Parties shall agree are required or desirable in connection with the development contemplated by such Work Plan. In the case of conflict between the terms set forth on any Work Plan and the terms set forth in this Agreement, the terms of this Agreement shall govern unless the Work Plan specifically provides that the terms of the Work Plan shall govern in the case of any conflict. In the case of conflict between the terms set forth on two Work Plans, the terms of the Work Plan executed and delivered later in time shall govern. Upon execution and delivery by each Party, the Work Plan for a DMFC Solution for an Additional

      Strategic Alliance Agreement - Execution Version -9-

      OEM Application shall become a Work Plan under this Agreement. If MTI and Gillette are unable, within sixty (60) days following the Additional OEM Application Review (as such time period may be extended by mutual agreement of the Parties), to agree upon a Work Plan to develop and Commercialize a DMFC Solution for the Proposed Additional OEM Application, then the Proposed Additional OEM Application shall be deemed to have been rejected by MTI and Gillette. If, however, MTI and Gillette are able, within sixty (60) days following the Additional OEM Application Review (as such time period may be extended by mutual agreement of the Parties), to agree upon a Work Plan to develop, Commercialize and distribute a DMFC Solution for the Proposed Additional OEM Application, then the Proposed Additional OEM Application shall be deemed to have been accepted by MTI and Gillette and shall be an "Additional OEM Application" subject to the terms and conditions of this Agreement, and the Work Plan agreed upon, executed and delivered by the Parties with respect to the DMFC Solution for the Additional OEM Application shall become a Work Plan pursuant to this Agreement.

      In the event that a Proposed Additional OEM Application contemplating the development of a DMFC Solution that incorporates or requires the use of an FR that meets the Baseline Criteria is expressly rejected by any Party or deemed to be rejected (either because a Party fails to deliver a timely Response Notice with respect to a Proposed Additional OEM Application or the Parties cannot agree in good faith upon a Work Plan to develop, Commercialize and distribute a DMFC Solution for the Proposed Additional OEM Application), (a) notwithstanding the exclusivity obligations described in Article V, either Party shall have the right to work with a Third Party on a DMFC Solution for the Proposed Additional OEM Application, and (b) in any case where MTI is the Party who delivered such Notice of Intention, MTI shall have the right to use and sublicense FR[*] Technology as appropriate pursuant to Section 3.2(b)(iii). Should a Party elect to work with a Third Party on a DMFC Solution for a Proposed Additional OEM Application pursuant to this Section 2.7 (a "Non-Party OEM Application"), such Party's participation in the Non-Party OEM Application shall not be subject to this Agreement except for terms and conditions set forth in this Section 2.7(d) and Articles III (Ownership and Licensing of Technology as modified by Section 2.7), VI (Payments), X (Indemnification), XI (Confidential Information), XII (Dispute Resolution and Arbitration) and XIII (General).

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -10-

  OWNERSHIP AND LICENSING OF TECHNOLOGY

[*]

[(3.1 a iv)] Outside Contractors. Notwithstanding any provision of this Agreement to the contrary and subject to the terms of Section 2.3(e), the license granted pursuant to Section 3.1(a)(iii) shall be immediately sublicensable to Outside Contractors; provided, however, that such sublicenses (i) may not be further sublicensed and (ii) shall be restricted to uses permissible under the terms of this Agreement.

[*]

[(3.1 b iv)] Outside Contractors. Notwithstanding any provision of this Agreement to the contrary and subject to the terms of Section 2.3(e), the license granted pursuant to Section 3.1(b)(iii) shall be immediately sublicensable to Outside Contractors; provided, however, that such sublicenses (i) may not be further sublicensed and (ii) shall be restricted to uses permissible under the terms of this Agreement.

[*]

[(3.1 c ii)] Technology Notice and Delivery Obligations. As soon as practicable following the [*] or the creation or acquisition of newly created Intellectual Property, as applicable, a Party obligated to assign or license Intellectual Property to the other Party pursuant to this Agreement shall disclose to the other Party all available information regarding inventions, discoveries, methods, processes, works, concepts (whether or not patentable or copyrightable or constituting trade secrets) and other embodiments constituting the Intellectual Property that it is obligated to assign or license to the other Party pursuant to this Agreement.

(iii) Technical Assistance Obligations. Throughout the Cooperative Development Period, each Party shall use Commercially Reasonable Efforts to provide the other Party with all technical and other assistance reasonably necessary to allow the other Party to understand the Intellectual Property assigned or licensed to it pursuant to this Agreement.

(iv) Further Assurance Obligations. Each Party shall, at the other Party's expense and request, provide all reasonable cooperation requested for the purpose of establishing, perfecting and defending proprietary rights relating to the Intellectual Property that it has assigned or licensed to the other Party pursuant to this Agreement, including executing reasonable assignment agreements, providing documentary records, and providing good faith testimony by affidavit, declaration, deposition, in-person, or other means.

[*]

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -11-

[(3.2 f)] Administration of FR[*] Technology Licenses.

        Licensing Agent. Until such time as MTI is authorized to sublicense the FR[*] Technology to Third Parties pursuant to Section 3.2(c) or Section 3.2(d), Gillette shall be the exclusive licensor of the FR[*] Technology.
        Third Party License Terms. All licenses and sublicenses to FR[*] Technology granted to Third Parties pursuant to this Agreement shall be subject to the terms set forth in the Form of Non-Exclusive FR[*] Technology License appearing in Exhibit I.
        Royalties.
          With the exception of the license granted to MTI pursuant to Section 3.2(b)(i), all use of FR[*] Technology by the Parties and licenses of FR[*] Technology granted to Third Parties shall be subject to the royalty provisions described in Article VI.
          Pursuant to Article VI, Gillette shall receive, and distribute to MTI as appropriate, all royalties paid by Third Party licensees of FR[*] Technology.
        Documentation of FR[*] Technology. As soon as practicable following the Technology Cap, the Parties shall cooperate using Commercially Reasonable Efforts to assemble the Technology Documentation. Once assembled, each Party shall be entitled to: (1) receive a complete copy of the Technology Documentation; (2) reproduce and internally distribute copies of the Technology Documentation subject to the provisions of Article XI and the Confidentiality Agreement; and (3) distribute copies of the Technology Documentation to authorized Third Party licensees of FR[*] Technology pursuant to Section 3.2(c) or Section 3.2(d).
      Development Work Documentation

As of the Effective Date, each Party shall use Commercially Reasonable Efforts to record as soon as practicable, and as contemporaneously as practicable, all available information regarding inventions, discoveries, methods, processes, works, concepts (whether or not patentable or copyrightable or constituting trade secrets) and other embodiments constituting Intellectual Property that relates to any Work Plan.

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -12-

  MARKETING

    General Commercialization Commitments.
      Commercialization Obligations. Subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration, the Parties shall use Commercially Reasonable Efforts to Commercialize DMFC Solutions within the Target Market. Such efforts by MTI and Gillette shall include taking all actions ascribed to such Party on each Work Plan.
      Commercialization of DMFCs. MTI shall, and as applicable shall cause its Affiliates to, use Commercially Reasonable Efforts to Commercialize DMFCs within the Target Market. Gillette shall, and as applicable shall cause its Affiliates to, use Commercially Reasonable Efforts to support MTI in its DMFC Commercialization efforts within the Target Market. Gillette's support obligation under this Section 4.1(b) shall be subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration.
      Commercialization of FRs. Gillette shall, and as applicable shall cause its Affiliates to, use Commercially Reasonable Efforts to Commercialize FRs within the Target Market. MTI shall, and as applicable shall cause its Affiliates to, use Commercially Reasonable Efforts to support Gillette in its FR Commercialization efforts within the Target Market. MTI's support obligation under this Section 4.1(c) shall be subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration.
      Exceptions to Commercialization Obligations. Notwithstanding anything in this Agreement to the contrary, no Party shall have any obligation to participate in the Commercialization of any Product that (i) the Steering Committee or such Party reasonably determines is unsafe or in violation of applicable Legal Requirements or (ii) such Party reasonably believes has not been developed to the point that it can be effectively Commercialized.
    Branding.

DMFCs produced by, or on behalf of, MTI or any of its Affiliates, shall be marketed under such marks and brand identifiers as MTI may select at its sole discretion and shall not carry any marks or brands owned by Gillette (unless Gillette has separately agreed in writing to permit such use). FRs [*] produced by or on behalf of Gillette or any of its Affiliates shall be marketed under such marks and brand identifiers as Gillette may select at its sole discretion and shall not bear or carry any marks or brands owned by MTI (unless MTI has separately agreed in writing to permit such use).

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -13-

    Supply Commitments of the Parties.
      DMFC Supply. Subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration, MTI shall use, or as applicable shall cause its Affiliates to use, Commercially Reasonable Efforts to manufacture, have manufactured, produce or have produced commercially reasonable quantities of DMFCs for the DMFC Solution for the Initial OEM Application and any Additional OEM Applications. Subject to the provisions of Section 2.3(e), MTI may enter into DMFC supply agreements with appropriate Third Parties in connection with the DMFC Solution for the Initial OEM Application and any Additional OEM Applications.
      FR [*] Supply. Subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration, Gillette shall use, or as applicable shall cause its Affiliates to use, Commercially Reasonable Efforts to manufacture, have manufactured, produce or have produced commercially reasonable quantities of FRs [*] for the DMFC Solution for the Initial OEM Application and any Additional OEM Applications. Subject to the provisions of Section 2.3(e), Gillette may enter into FR [*] supply agreements with appropriate Third Parties in connection with the DMFC Solution for the Initial OEM Application and any Additional OEM Applications.
      One Supplier of Products. If an OEM for an Initial OEM Application or Additional OEM Application requests one supplier for the DMFC, FR [*] comprising the DMFC Solution for such OEM Application, MTI shall be the sole supplier to such OEM for such DMFC Solution, and Gillette shall sell to MTI at a price to be mutually agreed by the Parties that is not greater than the price at which Gillette would sell to such OEM a sufficient number of FRs [*] to enable MTI to fulfill the OEM's requirements. With respect to any FRs manufactured by Gillette and resold by MTI hereunder, the terms of sale of such FRs shall be established by Gillette in Gillette's sole discretion and may contain such terms restricting the manner in which such FRs are distributed and sold as Gillette determines in its sole discretion.
      Private Labeling.
        As reasonably requested by credit-worthy OEMs or other Third Parties, Gillette, subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration, shall use Commercially Reasonable Efforts to supply commercially reasonable quantities of FRs [*] for the DMFC Solution for the Initial OEM Application and any Additional OEM Applications to such OEMs or other Third Parties on a private label or private name basis. Gillette may enter into private label FR [*] supply agreements with such OEMs or other Third Parties on terms as agreed to by the parties to the private label FR supply agreements.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -14-

        As reasonably requested by credit-worthy OEMs or other Third Parties, MTI, subject to reasonable limits in terms of expense, resource commitments (in excess of the minimum resource commitments set forth in Section 2.3(d)) and duration, shall use Commercially Reasonable Efforts to supply commercially reasonable quantities of DMFCs for the DMFC Solution for the Initial OEM Application and any Additional OEM Applications to such OEMs or other Third Parties on a private label or private name basis. MTI may enter into private label DMFC supply agreements with such OEMs or other Third Parties on terms as agreed to by the parties to the private label DMFC supply agreements.

  EXCLUSIVITY AND NON-COMPETITION

    Commitments.

    Except as expressly permitted pursuant to Section 2.7, Section 3.2(c) or Section 3.2(b)(iv) of this Agreement, during the Term, Gillette and MTI agree as follows:

      FRs [*]
        Gillette shall be the sole and exclusive designer, developer, manufacturer and distributor of FRs [*] for DMFCs designed, developed, manufactured or sold by MTI or its Affiliates for use within the Target Market and shall not optimize FRs [*] for any DMFC designer, developer, manufacturer, distributor or supplier, other than MTI, within the Target Market;
        MTI shall not itself, or through any Affiliate or Sublicensee, work with any Third Party in any way whatsoever in the design, development, manufacture, promotion and/or distribution of FRs [*] for DMFCs designed, developed, manufactured or sold by MTI within the Target Market nor shall MTI itself or through any Affiliate or Sublicensee design, manufacture, have manufactured, produce, have produced, develop or have developed FRs [*] for DMFCs designed, developed, manufactured or sold by MTI within the Target Market;
        MTI shall not provide development, promotional, marketing, distribution or sales support to any Third Party that seeks to design, develop, manufacture, distribute or supply FRs [*] in the Target Market.
        Gillette shall not be a designer, developer, manufacturer or distributor of DMFCs within the Target Market.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -15-

      DMFCs.
        MTI shall be the sole and exclusive designer, developer, manufacturer and distributor of DMFCs used with FRs [*] designed, developed, manufactured or sold by Gillette or its Affiliates for use within the Target Market and shall not optimize DMFCs for any FR [*] designer, developer, manufacturer, distributor or supplier, other than Gillette, within the Target Market;
        Gillette shall not itself, or through any Affiliate or Sublicensee work with any Third Party in any way whatsoever in the design, development, manufacture, promotion and/or distribution of DMFCs within the Target Market nor shall Gillette itself or through any Affiliate or Sublicensee design, manufacture, have manufactured, produce, have produced, develop or have developed DMFCs within the Target Market;
        Gillette shall not provide development, promotional, marketing, distribution or sales support to any Third Party that seeks to design, develop, manufacture, distribute or supply DMFCs in the Target Market.
        MTI shall not be a designer, developer, manufacturer or distributor of FRs [*] within the Target Market.
    Developments Outside the Target Market.

Subject to the royalty obligations described in Section 6.1(b)(i), this Agreement shall not restrict or encumber in any way the ability of MTI or Gillette to design, develop, manufacture, promote and/or distribute DMFCs, FRs [*] independently or with OEMs and other Third Parties, or take any other action outside the Target Market even if such conduct affects the supply of or demand for DMFCs, FRs [*] within the Target Market.

  PAYMENTS

    Royalties From FR Sales and FR[*] Technology Licensing.
      FR Sales by Gillette or MTI Within the Target Market.

[*] During the Initial Royalty Period. During the Initial Royalty Period, Gillette shall pay MTI [*].

(ii) Following the Initial Royalty Period. Commencing upon the expiration of the Initial Royalty Period, and lasting for [*]. Gillette shall pay MTI the [*] within the Target Market.

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  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -16-

[*] By MTI. If MTI sells FRs [*] in the Target Market after its exclusivity obligations pursuant to this Agreement have expired, MTI shall pay Gillette [*] within the Target Market for so long as the [*].

      FR [*] Sales by Gillette or MTI Outside the Target Market.
        For so long as [*] it sells outside of the Target Market, the Parties shall [*] to be paid by such Party to the other Party, subject to the following:
          Prior to the expiration of the Initial Royalty Period, no royalty set by the Parties pursuant to this Section 6.1(b) shall [*];
          Subject to Section 6.1(b)(i)(1), if FR[*] Technology has been licensed for use outside the Target Market to a Comparable Licensee, [*];
          In [*] pursuant to this Section 6.1(b), a Party's royalty obligations shall only equal [*].
          MTI shall not be required to pay any royalty based solely upon its use of [*] incorporated into or embodied in its DMFCs.
          Gillette shall not be required to pay any royalty based solely upon its sale [*].
      Royalties From Third Party FR[*] Technology Licenses.
        Each of Gillette and MTI covenants that any FR[*] Technology license that it grants to a Third Party pursuant to this Agreement shall include bona fide royalty obligations that are the result of arms length negotiations. Neither Party shall license FR[*] Technology to a Third Party for the purpose of manipulating or altering the MFN Percentage and any such license shall be disregarded when calculating the MFN Percentage.
        Gillette shall be the designated contract payee for all FR[*] Technology licenses granted by either Party pursuant to this Agreement. Following receipt of any royalty payment due under a Third Party FR[*] Technology license, Gillette shall pay MTI [*] of such royalty payment.
      DMFC Sales Payment. Gillette shall not be entitled to receive any proceeds from the sale by MTI of DMFCs or the licensing by MTI of Owned DMFC Technology.

[*] If a Party licenses FR[*] Technology only for DMFC[*] within or outside the Target Market, the royalty for such license shall initially be [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -17-

    Remittance and Over-Due Payments.

    Payments due under Section 6.1 shall be quarterly, in arrears, and shall be payable no later than forty-five (45) days after the last Business Day of each such quarter. All payments made pursuant to this Article VI shall be made by wire transfer in immediately available funds to such bank and account of the applicable Party as designated from time to time by such Party. If any Party (the "Payer") fails to make any payment under this Agreement to the other Party (the "Payee") on the due date for such payment, without prejudice to any other right or remedy available to the Payee, the Payee shall be entitled to charge the Payer interest (both before and after judgment) from the due date on the amount unpaid at the rate of the Prime Rate plus two (2) percentage points, calculated on a pro-rated, annual basis until payment in full is made.

    Taxes and Withholding.

    All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by any Legal Requirement. If the Payer is so required to deduct or withhold, the Payer shall (a) promptly notify the Payee of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the Payee, and (c) promptly forward to the Payee an official receipt (or certified copy) or other documentation reasonably acceptable to the Payee evidencing such payment to such authorities.

    Reports.

    Each payment made by a Party under this Article VI shall be accompanied by a written report, showing [*] of products (including any Product) incorporating any portion of the FR[*] Technology, and the licensing or sublicensing of all or any portion of the FR[*] Technology as applicable, including the calculation of [*] and the calculation of the total payment due for the quarter for which payment is being made. In no event shall either Party be required to report more information relating to its licensing of FR[*] Technology than it receives from its Sublicensees.

    Records.

Each of MTI and Gillette shall use Commercially Reasonable Efforts to maintain or cause to be maintained, for three (3) years after payment of amounts due under Sections 6.1 and 6.2, a complete set of records, statements and accounts (including license agreements) concerning sales of products (including any Products) incorporating any portion of the FR[*] Technology, and the licensing or sublicensing of FR[*] Technology. All books and records shall be maintained in accordance with generally accepted accounting principles as construed and consistently applied by the Party responsible for maintaining them.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -18-

    Audit.

    No more frequently than once during each calendar year during the Term and for two (2) years thereafter, each of MTI and Gillette (the "Auditee") shall, upon ten (10) days prior Notice, permit the other Party's (the "Auditing Party") independent auditors to inspect, audit and copy accounts and records (including license agreements) of the Auditee and its Affiliates relating directly to the sale of Products, sale of products incorporating any portion of the FR[*] Technology, and the licensing or sublicensing of FR[*] Technology (to the extent such information is received by the Auditee from its Sublicensees), for the sole purpose of verifying the accuracy of the calculation of payments to the Auditing Party and the reports which accompanied them. The Auditing Party's independent auditors shall conduct their review during normal business hours, shall not disclose to the Auditing Party any information other than information relating solely to the accuracy of the accounting and payments made by the Auditee and shall prepare and deliver a written report contemporaneously to both the Auditing Party and the Auditee. If such audit determines that payments are due to the Auditing Party, the Auditee shall pay to the Auditing Party any such additional amounts, plus interest at the annual rate of the Prime Rate plus two (2) percentage points, pro-rated for the period of underpayment, within thirty (30) days of the date on which such auditor's written report is delivered to the Auditee and the Auditing Party. If the auditor determines that the Auditee's payments are in excess of those required under this Agreement, the Auditing Party shall remit the excess amount, plus interest at the annual rate of the Prime Rate plus two (2) percentage points, pro-rated for the period of overpayment, to the Auditee within thirty (30) days of the date on which such auditor's report is delivered to Auditing Party and the Auditee. Any such inspection of records shall be at the Auditing Party's expense unless such audit determines that the Auditee owes the Auditing Party more than ten percent (10%) of amounts previously paid by the Auditee to the Auditing Party, in which case the Auditee shall bear the cost of such audit.

    Foreign Currency Conversion.

Payments made under this Agreement shall be payable in Dollars. The payments due and payable under Sections 6.1 and 6.2 of this Agreement shall be computed for each quarter with Foreign Currency Sales converted into Dollars using the exchange rate reported by Bloomberg on the Business Day immediately preceding the date on which payment is due by the Payer to the Payee.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -19-

  EQUITY INVESTMENT

    Gillette Purchase of MTI Common Stock.

    On the Effective Date, Gillette and MTI shall enter into the equity investment agreement set forth in Exhibit J (the "Equity Agreement") pursuant to which Gillette agrees, on the terms and conditions set forth therein, to purchase up to an aggregate of $5 million of MTI's $.01 par value common stock on the Effective Date and upon completion of certain Key Milestones as indicated in the Initial Work Plan (the "Equity Investment").

    Cross Defaults.

  As set forth herein and in the Equity Agreement, this Agreement and the Equity Agreement contain provisions relating to cross-defaults under such agreements and the termination of both agreements upon the termination of either agreement. If Gillette materially breaches the Equity Agreement, MTI may, in its sole discretion, terminate this Agreement pursuant to Section 8.2(d). If MTI materially breaches the Equity Agreement, Gillette may, in its sole discretion, terminate this Agreement pursuant to Section 8.2(e).

  TERM AND TERMINATION

    Term.

    Subject to Section 8.4 below, the term of this Agreement shall commence on the Effective Date and shall terminate at the earliest to occur of (a) the Retail Penetration Date, (b) the end of the Duration Period or (c) termination pursuant to Section 8.2 (the "Term").

    Termination.

    This Agreement may be terminated as set forth below:

      Termination by Gillette or MTI Without Cause [*]. Either Gillette, in its sole discretion, or MTI, in its sole discretion, may elect to terminate this Agreement after completion of all tasks and acceptance of all Deliverables relating to the [*] by giving the other Party Notice of such election within twenty (20) days after completion of all such tasks and acceptance of all such Deliverables. Such termination shall become effective on the fifteenth (15th) day following Notice of the election to terminate unless the Party electing termination provides Notice of withdrawal of such election within such fifteen (15) day period.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -20-

      Termination by Gillette Without Cause [*]. Gillette may elect, in its sole discretion, to terminate this Agreement after completion of all tasks and acceptance of all Deliverables relating to the [*] by giving MTI Notice of such election within twenty (20) days after completion of all such tasks and acceptance of all such Deliverables. Such termination shall become effective on the fifteenth (15th) day following Notice of the election to terminate unless Gillette provides MTI with Notice of withdrawal of such election within such fifteen (15) day period. If Gillette terminates this Agreement pursuant to this Section 8.2(b), then, for the purposes of this Agreement and the Equity Agreement, such termination shall be deemed to have occurred prior to successful attainment of the [*].
      Termination upon the Failure of a Condition. Either Gillette, in its sole discretion, or MTI, in its sole discretion, may elect to terminate this Agreement if (i) a Deliverable Condition does not occur prior to the Deliverable Deadline associated with such Deliverable Condition on any Work Plan, (ii) the Party electing termination has used its Commercially Reasonable Efforts and expended its minimum resource commitments as set forth in Section 2.3(d) and on such Work Plan to cause such Deliverable Condition to occur prior to the Deliverable Deadline associated with such Deliverable Condition and (iii) such Deliverable Condition does not occur within sixty (60) days after Notice of an election to terminate pursuant to this Section 8.2(c). Such termination shall become effective on the sixtieth (60th) day following such Notice unless the party electing termination provides Notice of withdrawal of such election within such sixty (60) day period.
      Material Breach by Gillette. MTI may terminate this Agreement if Gillette commits a material breach of this Agreement or the Equity Agreement and Gillette fails to cure such breach within thirty (30) days of receiving a Notice of default from MTI (or such longer period as MTI may reasonably agree if said breach is incapable of cure within such thirty (30) day period) ("Gillette's Cure Period"). Termination pursuant to this Section 8.2(d) shall be effective immediately upon expiration of Gillette's Cure Period.
      Material Breach by MTI. Gillette may terminate this Agreement if MTI commits a material breach of this Agreement or the Equity Agreement and MTI fails to cure such breach within thirty (30) days of receiving a Notice of default from Gillette (or such longer period as Gillette may reasonably agree if said breach is incapable of cure within such thirty (30) days) ("MTI's Cure Period"). Termination pursuant to this Section 8.2(e) shall be effective immediately upon expiration of MTI's Cure Period.
      Insolvency. Gillette may terminate this Agreement by giving Notice to MTI in the event of an Insolvency Event occurring in relation to MTI or, while Parent owns greater than fifty percent (50%) of MTI's issued and outstanding stock, Parent, such termination to take effect upon delivery of the Notice of termination to MTI. MTI may terminate this Agreement by giving Notice to Gillette, in the event of an Insolvency Event occurring in relation to Gillette, such termination to take effect upon delivery of the Notice of termination to Gillette.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -21-

      Force Majeure. Either MTI or Gillette may terminate this Agreement in the event the other Party ("Affected Party") continues to experience a Force Majeure condition for a period of at least ninety (90) days after Notice of the Force Majeure was given pursuant to Section 13.3 of this Agreement, by giving Notice ("Force Majeure Termination Notice") to the Affected Party, with termination of this Agreement to become effective upon delivery of the Force Majeure Termination Notice.
    Consequences of Termination.
      Termination prior to [*]. In the event this Agreement is validly terminated prior to the [*], each Party shall organize and accumulate all research or technology or product development materials and documents related to activities undertaken in connection with this Agreement prior to the effective date of such termination and deliver to the other Party a copy of such materials and documents. After the effective date of such termination, each Party shall be entitled to use such materials and documents internally for any purpose. Except as required by applicable law, each Party shall not publicly disclose the contents of such materials and documents; provided, however, that each Party may publicly disclose generalizations or conclusions drawn from such materials and documents and make conclusory statements regarding the contents of such materials and documents, provided in each case that such generalizations, conclusions and conclusory statements do not reveal impliedly or by inference the particulars of such materials and documents and are not identifiable to their source.
      Termination for Convenience, Failure of a Condition, or an Assignment after [*]. In the event this Agreement is validly terminated after [*] pursuant to Sections 8.2(b), 8.2(c) or 13.10, Gillette shall grant, and if applicable shall cause its Affiliates to grant, a non-exclusive, worldwide, irrevocable, perpetual license with right to sublicense to MTI to the [*]. Such license shall bear the royalties set forth in Section 6.1.
      Termination for Cause after [*]. In the event this Agreement is validly terminated after the [*] pursuant to Sections 8.2(d) or 8.2(e), the non-terminating Party shall not be entitled to receive any further royalties pursuant to Section 6.1 hereof or in any way related to the FR[*] Technology, and the terminating Party shall retain all such royalties. In the event this Agreement is validly terminated after the [*] pursuant to Sections 8.2(d) or 8.2(e), Gillette shall grant, and if applicable shall cause its Affiliates to grant [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version -22-

    Partial Termination. If either Party has a right to terminate this Agreement pursuant to Section 8.2(a), 8.2(d), 8.2(e), 8.2(f) or 8.2 (g) and the Parties are developing or have developed multiple DMFC Solutions for OEM Applications hereunder pursuant to multiple Work Plans, such Party may terminate this Agreement in whole or in part. Any such partial termination shall apply to any or all Work Plans pursuant to which a DMFC Solution for an OEM Applications is being developed and to which the events, facts or circumstance giving rise to the right to terminate relate in the sole discretion of the terminating Party. Should a Party terminate this Agreement with respect to less than all Work Plans subject to this Agreement, (a) this Agreement shall continue in full force and effect with respect to all other DMFC Solutions and Work Plans, (b) such terminated Work Plan shall cease to have any force or effect hereunder, and (c) the Parties shall have no further responsibilities pursuant to Article II hereof or otherwise with respect to the terminated Work Plan or Work Plans. The provisions of this Section 8.4 shall also apply if either Party has a right to terminate this Agreement pursuant to Section 8.2(c); provided, however, that both Parties consent to such a partial termination.
    Third Party Obligations Existing Upon Termination.

    The Parties shall, and shall cause their Affiliates to, use Commercially Reasonable Efforts to satisfy all commitments and obligations to OEMs and other Third Parties pursuant to this Agreement that exist as of the date that this Agreement or any Work Plan is terminated or expires in accordance with its terms; provided, however, that no Party is under any obligation to fulfill the obligations of the other Party.

    Effect of Expiration or Termination.

    Except as otherwise expressly provided in this Article VIII, all rights and obligations of the Parties shall terminate upon expiration or termination of this Agreement. Expiration or termination of this Agreement for any reason shall not be construed to release any Party from any obligation that matured prior to such expiration or termination and shall not preclude any Party from pursuing any rights and remedies it may have hereunder or at law or in equity that matured or are based upon any event occurring prior to such expiration or termination.

    Additional Remedies.

    The provisions of this Article VIII are without prejudice to each Party's other rights in law or at equity arising from or in respect of a valid termination of this Agreement pursuant to Section 8.2.

    Survival.

Article I (Definitions); Article III (Ownership and Licensing of Technology); except as set forth in Section 8.3(c), Article VI (Payments); Article VIII (Term and Termination); Article X (Indemnification; Insurance; Limitation of Liability); Article XI (Confidential Information); Article XII (Dispute Resolution) and Article XIII (General) shall survive the expiration or termination of this Agreement.

Strategic Alliance Agreement - Execution Version -23-

  REPRESENTATIONS AND WARRANTIES

    Mutual Representations and Warranties.

    As of the date hereof and the date of the execution and delivery of each Work Plan other than the Initial Work Plan, MTI represents and warrants, as to itself, to Gillette, and Gillette represents and warrants, as to itself, to MTI, as described below.

      Organization. Such Party is a corporation duly organized, validly existing, and in good standing under the laws of its place of incorporation. Such Party (i) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its financial condition or its ability to perform their obligations under this Agreement; (ii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted and hereafter contemplated to be conducted as such business relates to this Agreement; (iii) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for and material to the conduct of its business as such business relates to this Agreement; and (iv) is in compliance with its certificate of incorporation and by-laws.
      Power and Authority; No Conflict. The execution, delivery and performance of this Agreement by such Party (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of its respective certificates of incorporation; (iv) do not violate any law or regulation or any order or decree of any court of governmental instrumentality; (v) do not violate any terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which it is a party or by which it or any of its property is bound, except any such violation that would not have a material adverse effect on its financial condition or on its ability to perform its respective obligations under this Agreement; and (vi) do not require any filing or registration with or the consent or approval of any governmental authority or any other Person, which has not been made or obtained previously.
      Binding Obligation. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors' rights generally or by the availability of equitable remedies.
    Representations and Warranties of MTI.

    As of the date hereof and the date of the execution and delivery of each Work Plan other than the Initial Work Plan, MTI represents, warrants and covenants to Gillette as described below; provided, however, the representations and warranties set forth in Sections 9.2(a)(i) and 9.2(a)(ix) shall be only as of the Effective Date.

    Strategic Alliance Agreement - Execution Version -24-

      Proprietary Rights; Employee Restrictions.
        Except as described in Schedule 9.2(a)(i), MTI solely owns or has a valid and exclusive license (including right to sublicense) to use all rights arising from or pertaining to the MTI Background Intellectual Property or the MTI Background DMFC Intellectual Property used pursuant to this Agreement. Except as described in Schedule 9.2(a)(i) hereto, there are no outstanding options, licenses or agreements of any kind relating to the MTI Background Intellectual Property or the MTI Background DMFC Intellectual Property used pursuant to this Agreement and MTI is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of a Third Party that relate to the MTI Background Intellectual Property or the MTI Background DMFC Intellectual Property.
        To the best of MTI's knowledge and belief, (a) the MTI Background Intellectual Property is valid and enforceable and (b) MTI has all the necessary right, title and interest in and to the MTI Background Intellectual Property in order to grant the rights granted to Gillette hereunder.
        To the best knowledge of MTI, none of its present business activities or products that relate to this Agreement and to MTI's activities pursuant to its obligations hereunder infringe any Intellectual Property rights owned by Third Parties.
        To the best knowledge of MTI, no Deliverable delivered to Gillette by MTI pursuant to this Agreement infringes any Intellectual Property rights owned by a Third Party.
        MTI has not received any notice or other claim from any Person asserting that any of MTI's present activities infringe any Intellectual Property rights of such Person.
        Except as described in Schedule 9.2(a)(vi) hereto, MTI has taken reasonable steps required to establish and preserve its ownership of all material Intellectual Property with respect to its products and technology and has taken reasonable steps to maintain the confidentiality of its Confidential Information.
        Except as described in Schedule 9.2(a)(vii), MTI is not aware of any infringement by others of the MTI Background Intellectual Property, the MTI Background DMFC Intellectual Property or any other Intellectual Property owned by MTI and subject to this Agreement, or any violation of the confidentiality of any of its Confidential Information. To the best knowledge of MTI, MTI is not making unauthorized use of any Confidential Information of any person, including without limitation any former employer of any past or present employees of MTI. To the best knowledge of MTI, the activities of MTI's employees on behalf of MTI do not violate any agreements or arrangements known to MTI, which any such employees have with former employers.

        Strategic Alliance Agreement - Execution Version -25-

        To the best knowledge of MTI, no valid claim may be asserted by any Third Party against MTI, with respect to (A) the continued employment by, or association with, MTI of any of its present directors, officers, employees or consultants (said directors, officers, employees and/or consultants being hereinafter collectively referred to as the "Designated Persons") or (B) the use, in connection with any business presently conducted or proposed to be conducted by MTI, by any of the Designated Persons of any information which MTI or any of the Designated Persons would be prohibited from using, in each case under any prior agreements, arrangements or other preexisting set of facts, including, without limitation, any such agreement or arrangement between any of the Designated Persons and any former employer of any of the Designated Persons (as the case may be), or any legal or equitable considerations applicable to, among other things, unfair competition, trade secrets or proprietary information.
        Except as described in Schedule 9.2(a)(ix), each current and former employee, officer and consultant of MTI has executed a Proprietary Information and Inventions Agreement or Consultant Agreement, as applicable, substantially in the form of Exhibit L hereto with no exclusions or exceptions. MTI is not aware of any of its employees, officers or consultants that are in violation thereof. Except as described in Schedule 9.2(a)(ix), no current employee, officer or consultant of MTI has excluded works or inventions made prior to his or her employment with MTI from his or her assignment of inventions pursuant to such employee, officer or consultant's Proprietary Information and Inventions Agreement.
      Product Manufacture and Quality. MTI represents and warrants that the manufacture and quality of the DMFCs (the "MTI Supplied Products") supplied by MTI pursuant to this Agreement shall be in accordance with the Product Specifications and shall comply with all applicable Legal Requirements at the time such MTI Supplied Products are supplied and delivered to an OEM or other Third Party. This warranty is exclusive and is in lieu of all other warranties, whether written or oral, express, implied or statutory.
      Compliance with Laws. To its best knowledge, MTI has conducted its business in compliance with all applicable Legal Requirements and no facts or circumstances exist which, with knowledge, the passage of time, or both, would cause MTI to be in violation of a Legal Requirement, except for instances of noncompliance that have not resulted in any material adverse effect on MTI or its business. MTI has not received any citation, complaint, order or other similar enforcement action, or received any notice regarding a violation of, or failure to comply with, any Legal Requirements relating to its operations, assets or properties.
      Environmental and Safety Laws. MTI, the operation of its business and any real property that MTI currently owns, leases or otherwise occupies or uses (the "MTI Premises") are, to the best of MTI's knowledge, in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws. MTI has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any Person arising out of the ownership or occupation of the MTI Premises, or the conduct of its operations, relating to compliance with or liability under any Environmental Law. To the best of MTI's knowledge, no material expenditures are required in order to comply with any

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    Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state, local or foreign law, ordinance, rule, regulation, permit and authorization pertaining to the protection of human health or the environment.

    Representations and Warranties of Gillette.

    As of the date hereof and the date of the execution and delivery of each Work Plan other than the Initial Work Plan, Gillette represents and warrants to MTI as follows; provided, however, that the representations and warranties set forth in Section 9.3(a)(i) shall be only as of the Effective Date.

      Proprietary Rights.
        Except as described in Schedule 9.3(a)(i), Gillette solely owns or has a valid and exclusive license (including right to sublicense) to use all rights arising from or pertaining to Gillette Background Intellectual Property used pursuant to this Agreement. Except as described in Schedule 9.3(a)(i) hereto, there are no outstanding options, licenses or agreements of any kind relating to the Gillette Background Intellectual Property used pursuant to this Agreement, and Gillette is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of a Third Party that relate to the Gillette Background Intellectual Property.
        To the best knowledge of the Gillette Development Team: (A) the Gillette Background Intellectual Property is valid and enforceable, and (B) Gillette has the necessary right, title and/or interest in and to the Gillette Background Intellectual Property in order to grant the rights granted to MTI hereunder.
        Except as described in Schedule 9.3(a)(iii), to the best knowledge of the Gillette Development Team, Gillette is not aware of any infringement by others of its rights with respect to Gillette Background Intellectual Property or any other Intellectual Property owned by Gillette and subject to this Agreement, or any violation of the confidentiality of any of its Confidential Information, and Gillette is not making unauthorized use of any Confidential Information of any person, including without limitation any former employer of a member of the Gillette Development Team.
        To the best knowledge of the Gillette Development Team, Gillette has not provided information to MTI that may be infringing or would be a misappropriation of the Intellectual Property rights of any Third Party.
        To the best knowledge of the Gillette Development Team, no Deliverable delivered to MTI by Gillette pursuant to this Agreement infringes any Intellectual Property rights owned by a Third Party.
        Gillette follows reasonable commercial practices common in the industry to protect its proprietary and Confidential Information.

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      Product Manufacture and Quality. Gillette represents and warrants that the manufacture and quality of [*] the FRs [*] (collectively, the "Gillette Supplied Products") supplied by Gillette pursuant to this Agreement shall be in accordance with the Product Specifications and shall comply with all applicable Legal Requirements at the time such Gillette Supplied Products are supplied and delivered to an OEM or other Third Party. This warranty is exclusive and is in lieu of all other warranties, whether written or oral, express, implied or statutory.
    Consequences of Breach of Representation and Warranty. The breach by MTI or Gillette of any representation and warranty made by such Party hereunder shall be deemed a material breach of this Agreement by such Party.

  INDEMNIFICATION; INSURANCE; LIMITATION OF LIABILITY

    Indemnification by MTI.
      Infringement. MTI shall defend, indemnify and hold harmless each Gillette Indemnitee from Losses resulting from any Third Party claim, asserted or unasserted, that (i) the design, manufacture, use or sale of any DMFCs produced or distributed pursuant to this Agreement violates the Intellectual Property rights of a Third Party or (ii) any of MTI's activities, including activities by MTI's Affiliates, Sublicensees or Outside Contractors under this Agreement violate the Intellectual Property rights of a Third Party. Notwithstanding the foregoing, MTI shall not have any obligation to defend, indemnify or hold harmless the Gillette Indemnitees in the event a Third Party claim arises with respect to: (i) any Product or product incorporating any portion of the FR[*] Technology developed exclusively by Gillette or its Affiliates, Sublicensees or Outside Contractors or (ii) any combination by Gillette or its Affiliates, Sublicensees or Outside Contractors of an FR, DMFC [*] or any product incorporating the FR[*] Technology with any other product, service or technology in a manner not authorized by this Agreement or expressly consented to in writing by MTI.
      Other Indemnification Obligations. MTI shall defend, indemnify and hold harmless each Gillette Indemnitee from Losses resulting from any Third Party claim, asserted or unasserted, arising out of: (i) the design and manufacture of DMFCs developed pursuant to this Agreement, including product liability claims relating thereto; (ii) the labeling, marketing, promotion, distribution and sale of DMFCs pursuant to this Agreement; (iii) the negligence, recklessness or willful misconduct of MTI, its Affiliates, Sublicensees or Outside Contractors and their respective directors, officers, agents, employees or consultants; (iv) any contract dispute between MTI and an Outside Contractor that relates directly or indirectly to this Agreement; and (v) any material breach by MTI of any representation, warranty, covenant or other provision of this Agreement. Notwithstanding the foregoing, MTI shall not have any obligation to defend, indemnify or hold harmless the Gillette Indemnitees in the event a Third Party claim arises with respect to: (i) any Product or product incorporating any portion of the

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

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FR[*] Technology developed exclusively by Gillette or its Affiliates, Sublicensees or Outside Contractors or (ii) any combination by Gillette or its Affiliates, Sublicensees or Outside Contractors of an FR, DMFC [*] or any product incorporating the FR[*] Technology with any other product, service or technology in a manner not authorized by this Agreement or expressly consented to in writing by MTI.

    Indemnification by Gillette.
      Infringement. Gillette shall defend, indemnify and hold harmless each MTI Indemnitee from Losses resulting from any Third Party claim, asserted or unasserted, that (i) the design, manufacture, use or sale of any FR [*] produced or distributed by Gillette pursuant to this Agreement violates the Intellectual Property rights of a Third Party or (ii) any of Gillette's activities, including activities by Affiliates, Sublicensees or Outside Contractors of Gillette, under this Agreement violate the Intellectual Property rights of a Third Party. Notwithstanding the foregoing, Gillette shall have no obligation to defend, indemnify or hold harmless the MTI Indemnitees in the event a Third Party claim arises with respect to: (i) any Product or product incorporating any portion of the FR[*] Technology developed exclusively by MTI or its Affiliates, Sublicensees or Outside Contractors or (ii) any combination by MTI or its Affiliates, Sublicensees or Outside Contractors of an FR, DMFC [*] or any product incorporating the FR[*] Technology with any other product, service or technology in a manner not authorized by this Agreement or expressly consented to in writing by Gillette.
      Other Indemnification Obligations. Gillette shall defend, indemnify and hold harmless each MTI Indemnitee from Losses resulting from any Third Party claim, asserted or unasserted, arising out of: (i) the design and manufacture by Gillette of FRs [*] developed pursuant to this Agreement, including product liability claims relating thereto; (ii) the labeling, marketing, promotion, distribution and sale of FRs [*] by Gillette pursuant to this Agreement; (iii) the negligence, recklessness or willful misconduct of Gillette, its Affiliates, Sublicensees or Outside Contractors, and its or their respective directors, officers, agents, employees or consultants; (iv) any contract dispute between Gillette and an Outside Contractor that relates directly or indirectly to this Agreement; and (v) any material breach by Gillette of any material representation, warranty, covenant or other provision of this Agreement. Notwithstanding the foregoing, Gillette shall have no obligation to defend, indemnify or hold harmless the MTI Indemnitees in the event a Third Party claim arises with respect to: (i) any Product or product incorporating any portion of the FR[*] Technology developed exclusively by MTI or its Affiliates, Sublicensees or Outside Contractors or (ii) any combination by MTI or its Affiliates, Sublicensees or Outside Contractors of an FR, DMFC [*] or any product incorporating the FR[*] Technology with any other product, service or technology in a manner not authorized by this Agreement or expressly consented to in writing by Gillette.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

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    Indemnification Procedure.

    With respect to Third-Party claims, all claims for indemnification by any Gillette Indemnitee or MTI Indemnitee (each, as the case may be, an "Indemnified Party") hereunder shall be asserted and resolved as set forth in this Section 10.3. In the event that any written claim or demand for which MTI or Gillette (each, as the case may be, an "Indemnifying Party") would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"); provided, however, that the failure to provide prompt notice as provided herein shall relieve the Indemnifying Party of its obligations hereunder only to the extent such failure prejudices the Indemnifying Party hereunder. The Indemnifying Party shall have thirty (30) days from the date of receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party of whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand. If the Indemnifying Party fails to respond to the Claim Notice within the Notice Period or otherwise fails to dispute such liability, the Indemnifying Party shall be obligated to defend the Indemnified Party against such claim or demand at the Indemnifying Party's sole cost and expense. Except as hereinafter provided, in the event that the Indemnifying Party agrees, or is otherwise obligated, to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle, compromise or offer to settle or compromise any such claim or demand (a) on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (b) if such settlement or compromise would result in the finding or admission of any violation of applicable law, or (c) if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand. If the Indemnifying Party does not defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, and the Indemnifying Party is determined by a court of competent jurisdiction to have had an obligation to indemnify the Indemnified Party pursuant to this Agreement, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense and to establishing the Indemnifying Party's indemnification obligations hereunder) shall be the liability and responsibility of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party claim (and shall be liable for the costs and expenses of counsel employed by the Indemnified Party in defending such third party claim) if the Third Party claim seeks an order, injunction or other equitable relief or relief for other than money Damages against the Indemnified Party that the Indemnified Party reasonably

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    determines, after conferring with its counsel, cannot be separated from any related claim for money Damages. If such equitable or other relief pertaining to the non-monetary portion of the Third Party claim can be so separated from that for money Damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money Damages. MTI and Gillette shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Third-Party claim or proceeding.

    Insurance.

    On the Effective Date, MTI shall provide Gillette with a certificate(s) of insurance evidencing the following insurance coverages: (a) Directors and Officers insurance with a minimum limit of at least $5 million per claim and annual aggregate; (b) Commercial General Liability Coverage, including contractual liability, with minimum limits of liability of $2 million per occurrence and annual aggregate; (c) Automobile Liability Coverage, for owned, non-owned and hired vehicles used in the performance of services under this Agreement with minimum limits of liability of $1 million per occurrence; (d) Workers' Compensation, with a statutory limit covering all MTI employees that provide services under this Agreement; and (e) Umbrella Policy Insurance Coverage of $10 million aggregate coverage for automobile, liability, workers compensation and general commercial liability coverage. Limits can be satisfied by the combination of a primary and excess policy. All such insurance shall be issued by companies authorized to do business in the State of New York and deemed to be acceptable to Gillette (insurance carriers with a minimum A.M. Best Rating of A- IX or better (or its equivalent) are normally deemed acceptable to Gillette). Certificates shall name Gillette as an additional insured on the Commercial General Liability Coverage and provide thirty (30) days notice of cancellation, non-renewal and/or material change in terms and conditions. To the extent permitted by Legal Requirements, MTI shall use Commercially Reasonable Efforts to cause its insurer(s) to agree that subrogation rights against Gillette shall be waived. MTI undertakes to reflect such waiver in any policy(ies) required under this Agreement.

    Limitation of Liability; Remedies Cumulative.
      Except as set forth in Section 10.5(e) below, in no event shall any Party's aggregate liability for Damages arising out of or relating to this Agreement exceed five million Dollars ($5,000,000).
      Except as set forth in Section 10.5(e) below, in no event shall any Party be liable for consequential, exemplary, special, incidental or punitive Damages, regardless of the cause and/or the theory of liability, including, but not limited to, claims for lost profits and loss in equity value, arising out of or relating to this Agreement, even if a Party has been advised of the possibility of such Damages.
      In no event shall any Party have an obligation to indemnify any other Party for any Losses unless and until the aggregate amount of all such Losses incurred or suffered by such Party exceeds one hundred thousand Dollars ($100,000), after which a Party shall be required to indemnify the other Party for all such Losses (including the initial $100,000). Notwithstanding

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      the forgoing, a Party's indemnification obligations relating to claims for infringement of Third Party Intellectual Property rights or Third Party product liability claims shall be immediately binding and shall not be subject to any minimum aggregate threshold.

      The remedies provided in this Agreement are cumulative and not exclusive or in limitation of any other remedy available under this Agreement or at law or in equity. Accordingly, unless otherwise expressly provided in this Agreement, a remedy provided in the Agreement as available either to Gillette or MTI is not intended as an exclusive remedy.
      The limitation set forth in Sections 10.5(a) and 10.5(b) shall not apply to: (i) Damages occasioned by a breach of a Party's confidentiality obligations; or (ii) Damages occasioned by a Party's gross negligence or willful misconduct.

  CONFIDENTIAL INFORMATION

  The Parties hereby agree that they are subject to the terms of the Confidentiality Agreement executed and delivered by the Parties as of the Effective Date, the form of which is attached hereto as Exhibit K.

  DISPUTE RESOLUTION AND ARBITRATION

    Specific Performance and Equitable Relief. Subject to Sections 2.4(e) and 12.2, all claims and causes of action for specific performance, equitable relief, or other non-monetary remedies (a "Non-Monetary Claim") shall be brought in any state or federal court of competent subject matter jurisdiction located in Delaware, and the Parties stipulate and consent to the personal jurisdiction of such courts over them for such purpose. All claims for Damages or other monetary relief (a "Claim for Money") shall be resolved through negotiation and arbitration as indicated in the following subsections.
    Initial Dispute Resolution Efforts. Before asserting any Non-Monetary Claim that was not resolved by the Steering Committee or any Claim for Money in arbitration, the Party asserting such claim shall provide written notice of the Non-Monetary Claim or the Claim for Money, as applicable, and a concise summary of the basis for such claim (a "Dispute Notice") to the other Party. Within seven (7) days after delivery of such Dispute Notice, an executive of each Party shall agree to meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the disputing Party's Dispute Notice, then the Party that delivered the Dispute Notice may bring such claim in accordance with Section 12.1 (if a Non-Monetary Claim) or in arbitration following the procedures set out below (if a Claim for Money).
    Arbitration. Claims for Money properly submitted for arbitration shall be referred to and finally resolved by arbitration in accordance with the then current commercial rules of the American Arbitration Association ("AAA Rules"), as modified by this Agreement:
      Number and Selection of Arbitrators. The number of arbitrators shall be three (3), who shall be selected as follows: each of the Parties shall chose one (1) arbitrator within ten (10) Business Days of initiating or receiving notice of the reference to arbitration (as the case may

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      be), and those Party-appointed arbitrators shall unanimously select one (1) chairman arbitrator within ten (10) Business Days of the appointment of the last of the Party-appointed arbitrators, who shall be a lawyer familiar with disputes in the fuel cell industry. If the Party-appointed arbitrators fail to agree on a third arbitrator, such third arbitrator shall be selected by the AAA.

      Place of Arbitration. The place of arbitration shall be Wilmington, Delaware, at a suitable venue to be agreed by the arbitrators within twenty (20) Business Days of the appointment of the chairman arbitrator.
      Binding Decision & Scope of Award. The decision and award of the arbitral tribunal shall be made by majority decision and shall be final, non-appealable and binding on both Parties and their successors and assigns. The decision and award of the arbitral tribunal shall include a decision regarding the allocation of costs and legal fees relating to any such arbitration. In making their decision regarding costs, the arbitrators shall give due regard to any delay on the part of either Party. The arbitral tribunal shall not be empowered to award Damages in excess of actual Damages arising directly from the alleged misconduct, and each Party irrevocably waives any right to recover any amount in excess of such Damages. For clarity and without limitation, the arbitrators shall not award indirect Damages, consequential Damages, lost profits, or punitive or exemplary Damages of any kind.
      Enforcement of Judgment. The decision and award of the arbitral tribunal shall be final and binding upon the Parties. Once rendered, the award shall be enforceable in any court of competent jurisdiction. Judgment on the arbitral award may be entered in any court having jurisdiction thereof.
      Confidentiality. The Parties may disclose the pendency of arbitration, and, after an arbitral panel rules, the result, and may make such further disclosures, in each case only as are recommended by their legal or accounting advisors to comply with Legal Requirements or for judicial recognition and enforcement of the arbitral decision and award. All further information regarding the arbitration shall be maintained in confidence and shall not be disclosed to any Third Party.

  GENERAL

    Notice.

    Notices and other communications (each, a "Notice") provided herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by facsimile (with receipt confirmed) as follows:

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If to Gillette, to:
The Gillette Company Prudential Tower Boston, MA 02199-8004 (617) 421-7000 phone (617) 463-8600 facsimile Attn: General Counsel's Office with a copy, which shall not constitute notice hereunder, sent to:

Ropes & Gray LLP One International Place Boston, MA 02110 (617) 951-7000 phone (617) 951-7050 facsimile Attn: Mary Weber, Esq.

If to MTI, to:

MTI MicroFuel Cells Inc. 431 New Karner Rd. Albany, NY 12205 (518) 533-2205 phone (518) 533-2223 facsimile Attn: Catherine Hill, Esq.

with a copy, which shall not constitute notice hereunder, sent to:

Wilmer, Cutler & Pickering 2445 M Street, NW Washington, DC 20037 (202) 663-6967 phone (202) 663-6363 facsimile Attn: Van Ellis, Esq. Glynn Key, Esq.

    All Notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile (with receipt confirmed as being successfully transmitted by telephone or by facsimile machine), in each case delivered (properly addressed) to such Party to its address as set forth in this Section 13.1, or to such other address that such Party may have notified to the other Party pursuant to this Section 13.1 from time to time.

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    Relationship.

    This Agreement shall not constitute any Party as the legal representative or agent of the other, nor shall any Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other Party. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

    Force Majeure.

    If a Party is impeded in fulfilling its undertakings in accordance with this Agreement by circumstances beyond its reasonable control, such as, but not limited to, labor conflict, lightning striking, acts of God, fire, war, mobilization or unforeseen military call-up of a large magnitude, requisition, confiscation, commandeering, public decrees, riots, insurrections, general shortage of transport, goods or energy and faults or delays in deliveries from subcontractor or suppliers caused by any circumstances referred to in this Section 13.3, the impediment shall be considered a "Force Majeure" condition and the Party shall be exempted from liability for delays due to such reasons; provided, however, that it notifies the other Party without undue delay after such a circumstance has occurred. Upon such notification, subject to the termination right described in Section 8.2(g), the Parties shall agree upon a reasonable extension of the time for performance, not to exceed an extension equal to the period the Force Majeure condition continues to exist.

    Publicity.

    Except as required by applicable Legal Requirements (including, without limitation, any determination that may be made by Parent or Gillette in respect of its obligations under Regulation FD under the U.S. Securities Exchange Act of 1934, as amended, other provisions of the U.S. securities laws and the rules and regulations of the U.S. Securities and Exchange Commission) or stock exchange or national quotation system listing requirements, each Party shall not, and shall not permit any of its respective Affiliates or representatives to, issue any press release or make any public announcement or disclosure in respect of this Agreement, the other agreements referred to herein or the transactions contemplated hereby or thereby, including the use of any corporate name, trade name, trademark, service mark, or logo of any other Party or of any Affiliates of such other Party, and including with respect to any termination of this Agreement, without the prior written consent of the other Party. If any such press release, public announcement or disclosure is required by an applicable Legal Requirement or a stock exchange or national quotation system listing requirement, the Party issuing such press release or making such public announcement or disclosure shall give the other Party sufficient time to review the nature of such applicable Legal Requirement or stock exchange or national quotation system listing requirements, and to review and comment on the press release, announcement or disclosure prior to such press release being issued or public announcement or disclosure being made. Notwithstanding the foregoing, no Party shall use any corporate name, trade name, trademark, service mark or logo of any other Party or of any Affiliates of such other Party in any press release, public announcement, disclosure or other publicity, advertising or promotional materials without the prior written consent of such other Party. Notwithstanding the foregoing, but subject to the preceding sentence, the Parties may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated hereby

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    and all materials of any kind (including opinions or other tax analyses) that are provided to either Party relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011-4(b)(3)(iii).

    Prosecution and Maintenance of Patent Rights.
      General Obligations of the Parties. Gillette agrees to prosecute with reasonable diligence and maintain at its expense the Gillette Patent Rights. MTI agrees to prosecute with reasonable diligence and maintain at its expense the MTI Patent Rights.
      Abandonment and Discontinuance. If either Party (the "Abandoning Party") chooses not to, or otherwise fails to, prosecute and maintain or continue the prosecution and maintenance of all or any portion of its respective MTI Patent Rights or Gillette Patent Rights, the other Party shall (i) provide the Abandoning Party with Notice within sixty (60) days prior to the date, if possible, that the Abandoning Parties failure to act is reasonably expected to result in the abandonment of all or any portion of the Abandoning Party's MTI Patent Rights or Gillette Patent Rights, and (ii) have the right to prosecute and maintain or continue such prosecution and maintenance of the abandoned portion of the Abandoning Party's MTI Patent Rights and/or Gillette Patent Rights in the Abandoning Party's name. The provisions of this Section 13.5(b) shall apply to any portion of a filed patent application that can be effectively segregated, using a continuation, divisional, continuation-in-part or similar filing or procedure, from the remaining portions of such patent application that the Abandoning Party intends to prosecute, maintain or otherwise preserve; provided, however, that maintaining the abandoned portion of the application does not materially and adversely impact the Abandoning Party's ability to prosecute and maintain the rights it has preserved in the original application.
      Notice. Gillette shall promptly give Notice to MTI of the grant, lapse, revocation, surrender, invalidation or abandonment of any of the Gillette Patent Rights and of the initiation of any proceedings relating thereto. MTI shall promptly give Notice to Gillette of the grant, lapse, revocation, surrender, invalidation or abandonment of any of the MTI Patent Rights and of the initiation of proceedings relating thereto.
    Enforcement of Intellectual Property Rights.
      Protection of Intellectual Property Rights. The Parties agree to take the actions specified below, in this Section 13.6, to protect the MTI Intellectual Property Rights and Gillette Intellectual Property Rights against any Third Party who infringes any such rights.
      Defense of Gillette Intellectual Property Rights.
        Gillette shall have primary responsibility for and bear the cost of bringing any claims or proceedings against a Third Party for infringement of any of the Gillette Intellectual Property Rights. MTI may, at any time, at its cost retain separate counsel and appear separately in the proceedings to protect its interest in the Gillette Intellectual Property Rights. Gillette shall retain all awards, recoveries and Damages arising out of its defense of the Gillette Intellectual Property Rights under this Section 13.6(b)(i).

        Strategic Alliance Agreement - Execution Version -36-

        If Gillette determines not to, or otherwise fails to bring any claim or proceeding as provided in Section 13.6(b)(i), MTI shall provide Notice to Gillette of MTI's interest in bringing any claim or proceeding. Gillette shall have thirty (30) days from the date of delivery of such Notice to provide Notice to MTI that Gillette shall defend or bring a claim or proceeding. If Gillette fails to provide such Notice or indicates that it shall not bring a claim or proceeding, MTI shall be permitted to bring any such claim or proceeding. In such event, Gillette may, at any time, at is cost retain separate counsel and appear separately in the proceedings to protect its interest in the Gillette Intellectual Property Rights. MTI shall retain all awards, recoveries and Damages arising out of its defense of the Gillette Intellectual Property Rights under this Section 13.6(b)(ii).
      Defense of MTI Intellectual Property Rights.
        MTI shall have primary responsibility for and bear the cost of bringing any claims or proceedings against a Third Party for infringement of any of the MTI Intellectual Property Rights. Gillette may, at any time, at its cost retain separate counsel and appear separately in the proceedings to protect its interest in the MTI Intellectual Property Rights. MTI shall retain all awards, recoveries and Damages arising out of its defense of the MTI Intellectual Property Rights under this Section 13.6(c)(i).
        If MTI determines not to, or otherwise fails to bring any claim or proceeding as provided in Section 13.6(c)(i), Gillette shall provide Notice to MTI of Gillette's interest in bringing any claim or proceeding. MTI shall have thirty (30) days from the date of delivery of such Notice to provide Notice to Gillette that MTI shall bring a claim or proceeding, as the case may be. If MTI fails to provide such Notice or indicates that it shall not bring a claim or proceeding, Gillette shall be permitted to defend or bring any such claim or proceeding. In such event, MTI may, at any time, at its cost retain separate counsel and appear separately in the proceedings to protect its interest in the MTI Intellectual Property Rights. Gillette shall retain all awards, recoveries and Damages arising out of its defense of the MTI Intellectual Property Rights under this Section 13.6(c)(ii).
      Indispensable Party. If any Party reasonably determines that any other Party is an indispensable party to any action brought pursuant to this Section 13.6, each other Party hereby consents to be joined and in such case shall not be required to share in the expenses of the counsel used by the Party bringing the action or in any other expenses of the action, but shall bear its own costs in the event that it elects to be represented by separate counsel.
      Settlement. No Party shall settle any action pursuant to this Section 13.6 where such settlement would admit the invalidity of or restrict the scope or enforceability of any Gillette Intellectual Property Rights or MTI Intellectual Property Rights without the written consent of the other Party, such consent not to be unreasonably withheld or delayed.
      Notice. Each Party shall give Notice to the other Party of any suspected infringement of or challenge to the validity or enforceability of any of the Gillette Intellectual Property Rights or the MTI Intellectual Property Rights, as the case may be, promptly after learning of such infringement or challenge.

    Strategic Alliance Agreement - Execution Version -37-

    Export Control.

    Each Party agrees that it shall comply with the provisions of United States laws restricting the export of any Products, technical data or other information or materials relating to Products, including without limitation the United States Export Administration Act and regulations thereunder, and shall not export any Products, technical data or other information or materials relating to Products to any country in violation thereof.

    Governing Law.

    This Agreement is governed by, construed and enforced in accordance with the laws of the State of Delaware, other than its conflicts of law principles directing the application of any other law. All litigation arising from or relating to this Agreement shall be filed in any court of competent subject matter jurisdiction in Wilmington, Delaware, and the Parties consent to the jurisdiction of such courts over them for such purpose.

    Headings; Interpretation.

    The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

    Successors and Assigns.

    This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and assigns. This Agreement may not be assigned, delegated or transferred by a Party (whether by operation of law or otherwise) without the prior written consent of the other Party. For the purposes of this Section 13.10, a MTI Change of Control shall constitute an assignment of this Agreement by MTI. If a Party chooses not to consent to the other Party's assignment, delegation or transfer of this Agreement (whether by operation of law or otherwise and whether a MTI Change of Control), the non-consenting Party may elect to terminate this Agreement in which case Section 8.3(b) shall apply.

    Covenant of Further Assurances.

    Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement, unless, in the sole business judgment of such Party, it is not commercially reasonable to do so.

    Entire Agreement.

    This Agreement, including all exhibits and schedules hereto, together with the Equity Agreement, the Confidentiality Agreement, and the Funding Agreement, constitute the entire agreement among the Parties with respect to the matters set forth herein, and supercede all prior agreements and understandings, both written and oral, among the Parties with respect thereto.

    Strategic Alliance Agreement - Execution Version -38-

    Severability.

    If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the underlying transaction is not affected in any manner materially adverse to any Party. Upon such determination that (a) any term or provision is invalid, illegal or incapable of being enforced and (b) the economic or legal substance of the underlying transaction is affected in a manner materially adverse to any Party, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by Legal Requirements in order that the underlying transaction be completed as originally contemplated to the fullest extent possible.

    Waivers; Amendment.

    The failure of any Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect. No term or provision of this Agreement, including any Work Plan, schedule or exhibit, may be altered, modified or amended except by a writing signed by a duly authorized officer of each Party.

    Bankruptcy Code.

    All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the United States Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code.

    Third Party Rights.

    This Agreement is intended for the benefit of the Parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person other than an Indemnified Party.

    Counterparts.

This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Strategic Alliance Agreement - Execution Version -39-

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

THE GILLETTE COMPANY

By: s/ Edward F. DeGraan

Name: Edward F. DeGraan

Title: President and Chief Operating Officer

[SIGNATURE PAGE TO STRATEGIC ALLIANCE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

MTI MICROFUEL CELLS INC.

By: s/ William Acker

Name: William Acker

Title: President and Chief Executive Officer

[SIGNATURE PAGE TO STRATEGIC ALLIANCE AGREEMENT]

Exhibit A
Definitions

"AAA Rules" has the meaning set forth in Section 12.3.

"Abandoning Party" has the meaning set forth in Section 13.5(b).

"Acceptance Criteria" means the specific, objective conditions precedent [*].

"Additional OEM Application" has the meaning set forth in Section 2.7(c).

"Additional OEM Application Review" has the meaning set forth in Section 2.7(c).

"Additive" means [*].

"Affected Party" has the meaning set forth in Section 8.2(g).

"Affiliate" means, as to a Party, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Party. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Applicable DMFC Technology" means [*].

"Applicable FR Technology" means [*].

"Approved Government Applications" means use by any [*].

"Auditee" has the meaning set forth in Section 6.6.

"Auditing Party" has the meaning set forth in Section 6.6.

"Background DMFC Intellectual Property" means [*].

"Background FR Intellectual Property" means [*].

"Background Intellectual Property" means [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-1

"Background [*] Intellectual Property" means [*].

"Baseline Criteria" means an FR that both Parties reasonably and in good faith believe: [*].

"Business Day" means Monday, Tuesday, Wednesday, Thursday or Friday of any week other than such day that constitutes an official U.S. federal government holiday.

"Claim for Money" has the meaning set forth in Section 12.1.

"Claim Notice" has the meaning set forth in Section 10.3.

"Commercialize" including related derivative terms such as "Commercialization," means to promote, market, distribute and/or sell DMFCs, FRs [*].

"Commercially Reasonable Efforts" means that degree of skill, effort, expertise and resources that a Person of ordinary skill, ability, and experience, under similar circumstances, in the matters addressed herein would reasonably utilize and otherwise apply with respect to fulfilling the obligations assumed hereunder but does not require a Party to act in a manner that would be contrary to normal commercial practices or commercial purposes in order to fulfill an obligation assumed under this Agreement.

"Comparable Licensee" means a Credible Licensee engaged in the exploitation of FR[*] Technology for the purpose of manufacturing and widely distributing a mass market product. A Comparable Licensee shall not include [*].

"Confidential Information" means: (a) all information proprietary to a Party (whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection or protected as an unpublished or published work under copyright); (b) information maintained in secret by a Party whether or not so designated; (c) information relating to the Intellectual Property and business practices of a Party; (d) comparable information that a Party may receive or has received from others who do business with it; and (e) the terms of this Agreement and the transactions contemplated hereby and the fact that the Parties have entered into this Agreement and a business relationship.

"Confidentiality Agreement" means the confidentiality agreement executed and delivered by the Parties as of the Effective Date, the form of which is attached hereto as Exhibit K.

"Cooperative Development Period" means the period beginning as of the [*].

"Credible Licensee" means any Third Party that manufactures and distributes, or intends to manufacture and distribute, FRs that: [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-2

"Damages" means damages, losses, liabilities, costs and expenses, including reasonable legal fees.

"Defect Correction Technology" means any [*].

"Deliverable" means any work product that a Party is obligated to produce and deliver to the other Party as such work product is identified under the column heading "Deliverables" on a Work Plan.

"Deliverable Condition" means any Deliverable with respect to which both Parties are identified as the Responsible Party on a Work Plan.

"Deliverable Deadline" means the time limit with respect to a [*].

"Demonstrated Brand Strength" means ownership of a brand of substantial renown or fame that: (i) has been used extensively for a significant period of time in connection with consumer goods or services; (ii) has been heavily advertised and publicized consistently over the past three years; (iii) is actively used in the United States and the Member States of the European Community; and (iv) is widely recognized by a substantial portion of relevant consumers.

"Designated Persons" has the meaning set forth in Section 0.

"Development Work" means all activities conducted by a Party for the purpose of meeting such Party's development obligations under this Agreement.

"Dispute Notice" has the meaning set forth in Section 12.2.

"DMFC" means [*].

[*]

"DMFC Solution" has the meaning set forth in the recitals.

"Dollars" means United States dollars.

"Duration Period" means the period of time after the Effective Date equal to seventy-two (72) months.

"Effective Date" has the meaning set forth in the preamble.

"Election Period" has the meaning set forth in Section 2.7(b).

[*]

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-3

"Environmental Laws" has the meaning set forth in Section 9.2(d).

"Equity Agreement" has the meaning set forth in Section 7.1

"Equity Investment" has the meaning set forth in Section 7.1.

"FCA" means a [*].

"Force Majeure" has the meaning set forth in Section 13.3.

"Force Majeure Termination Notice" has the meaning set forth in Section 8.2(g).

"Foreground DMFC Intellectual Property" means [*].

"Foreground FR Intellectual Property" means all [*].

"Foreground Intellectual Property" means all Foreground FR Intellectual Property and all [*].

[*]

"Foreign Currency Sales" means sales that are invoiced by a Party, its Affiliates or Sublicensees in a currency other than the Dollar.

"FR" means [*].

"FR[*] Technology" means [*].

"FTE" means a dedicated full time employee or outsourced equivalent of sufficient skill and experience to accomplish all tasks assigned to him/her in connection with a Key Milestone. FTEs shall be measured on an aggregate basis, such that, by way of example, four individuals who each spend 25% of their time shall be equivalent to one FTE.

"Fuel" means [*].

"Funding Agreement" has the meaning set forth in Section 2.3(d)(ii).

"Gillette" has the meaning set forth in the preamble.

"Gillette Background DMFC Intellectual Property" means [*].

"Gillette Background FR Intellectual Property" means [*].

"Gillette Background Intellectual Property" means [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-4

[*]

"Gillette Development Team" means: (i) the personnel assigned expressly by Gillette to satisfy its technical development obligations pursuant to this Agreement; [*] and (v) all individuals assigned by Gillette to the Steering Committee.

"Gillette FTEs" means FTEs assigned by Gillette to perform its obligations pursuant to this Agreement.

"Gillette Indemnitee" means Gillette, its Affiliates, its Sublicensees and each of their respective directors, officers, employees and agents.

"Gillette Intellectual Property Rights" means all Intellectual Property Comprising [*].

"Gillette Patent Rights" means [*] that is the subject of any patent, patent application, or patent disclosure, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, foreign or domestic.

"Gillette Supplied Products" has the meaning set forth in Section 0.

"Gillette's Cure Period" has the meaning set forth in Section 8.2(d).

"Indemnified Party" has the meaning set forth in Section 10.3.

"Indemnifying Party" has the meaning set forth in Section 10.3.

"Initial OEM Application" has the meaning set forth in Section 2.2.

"Initial Royalty Period" means the period beginning on [*].

"Initial Work Plan" has the meaning set forth in Section 2.1.

"Insolvency Event" means that, in relation to the Party in question, any of the following occurs: (i) a court or governmental agency having jurisdiction shall have entered a decree or order for relief in respect of such Party in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or shall have appointed a receiver, liquidator, trustee (or similar official) for such Party or any of its Affiliates or for any substantial part of its or their property, or ordered the winding up or liquidation of its or their affairs, (ii) there shall have been commenced against such Party or any of its Affiliates an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, trustee (or similar official) for such Party or any of its Affiliates or for any

__________________________

  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-5

substantial part of its or their property or for the winding up or liquidation of its or their affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed or undischarged for a period of twenty (20) consecutive calendar days, or (iii) such Party or any of its Affiliates shall have commenced a voluntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or consented to the entry of an order for relief in an involuntary case under any such law, or consented to the appointment or taking possession by a receiver, liquidator, trustee (or similar official) for such Party or any of its Affiliates or for any substantial part of its or their property or make any general assignment for the benefit of creditors.

"Intellectual Property" means (a) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, foreign or domestic, (b) all distinctive identifiers, including trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, foreign or domestic, (c) all copyrightable works of expression, all copyrights, and all applications, registrations, renewals in connection therewith, foreign or domestic, and derivative works thereof, (d) all trade secrets (including, but not limited to, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (whether in source or object code and including all related data and documentation), (f) all other proprietary rights however denominated throughout the world and (g) all copies and tangible embodiments thereof, in any and all forms and mediums now know or hereinafter created.

"Intermec Project" means the fulfillment of MTI's obligations pursuant to the Joint Development and Supply Agreement dated December 9, 2002 between MTI and Intermec Technology Corporation.

"Key Milestones" means any milestone identified under the column heading "Key Milestones" set forth on a Work Plan.

"Legal Requirement" means any present and future national, provincial, state, local or similar law (whether under statute, rule, regulation or otherwise), requirement under permits, orders, decrees, judgments or directives, or requirement of applicable regulatory agencies.

"License Trigger Date" means [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-6

"Losses" means any and all obligations, demands, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees.

[*]

"MFN Percentage" means [*].

"MRD" means an internal document published by a Party, or collectively by the Parties, that describes a new product's requirements and market opportunity for an OEM application. An MRD includes (but is not limited to): (i) a target market description (need, size, target customers); (ii) a target product description (specific feature set); (iii) target cost; (iv) target pricing; and (v) target forecasted sales. An MRD reflects engineering feedback regarding anticipated technology availability, and when signed, becomes a reference for a Party's targeted engineering specifications. An MRD is expected to be revised periodically as market feedback and product development progress. In no event shall the existence of an MRD limit either Party's right to independently establish Product Specifications in accordance with Section 2.3(b).

"MTI" has the meaning set forth in the preamble.

"MTI Background DMFC Intellectual Property" means [*].

"MTI Background FR Intellectual Property" means [*].

"MTI Background Intellectual Property" means the MTI Background FR Intellectual Property and the [*].

[*]

"MTI Change of Control" means any assignment, sale, delegation, transfer or other transaction the result of which provides control of MTI to any of the following parties: [*]. Without limitation, control shall include (i) ownership of securities representing thirty-five percent (35%) or more of the total number of votes that may be cast for the election of directors of MTI, (ii) any merger or consolidation of MTI with or into one or more of the competing parties designated above, or (iii) any sale of substantially all of the assets of MTI to one or more of the competing parties designated above.

"MTI FTEs" means FTEs assigned by MTI to perform its obligations pursuant to this Agreement.

"MTI Indemnitee" means MTI, its Affiliates, its Sublicensees and each of their respective directors, officers, employees and agents.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-7

"MTI Intellectual Property Rights" means [*].

"MTI Patent Rights" means [*] that is the subject of any patent, patent application, or patent disclosure, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, foreign or domestic.

"MTI Premises" has the meaning set forth in Section 9.2(d).

"MTI Supplied Products" has the meaning set forth in Section 9.2(b).

"MTI's Cure Period" has the meaning set forth in Section 8.2(e).

"Net Sales" means [*].

"Non-Monetary Claim" has the meaning set forth in Section 12.1.

"Non-Party OEM Application" has the meaning set forth in Section 2.7(d).

"Notice" has the meaning set forth in Section 13.1.

"Notice of Intention" has the meaning set forth in Section 2.7(a).

"Notice Period" has the meaning set forth in Section 10.3.

"OEM" means an original equipment manufacturer for portable electronic devices.

"OEM Application" means an OEM device incorporating a DMFC Solution or that the Parties reasonably believe is capable of incorporating a DMFC Solution.

"Outside Contractors" means a Third Party contractor, including a Third Party contract manufacturer or Sublicensee, engaged by a Party in accordance with Section 2.3(e).

"Owned DMFC Technology" means [*].

[*]

"Parent" means Mechanical Technology Incorporated, a New York corporation.

"Party" has the meaning set forth in the preamble.

"Payee" has the meaning set forth in Section 6.2.

"Payer" has the meaning set forth in Section 6.2

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-8

"Person" means any individual, partnership, corporation, limited liability company, unincorporated organization or association, any trust or any other business entity.

"Prime Rate" means the annual interest rate set forth from time to time as the Prime Rate in the "Money Rates" table of the national edition of The Wall Street Journal.

"Product(s)" means any of [*] a FR, or a DMFC for the Target Market.

"Product Specifications" has the meaning set forth in Section 2.3(b).

"Product Technology" means Intellectual Property embodied in or relating to Products.

"Proposed Additional OEM Application" has the meaning set forth in Section 2.7(a).

"Proposed Additional OEM Application Review" has the meaning set forth in Section 2.7(a).

"Receiving Party" means the Party that is not the Responsible Party with respect to a Deliverable set forth on a Work Plan.

"Regulatory Approval" means all governmental and industry approvals required to freely market a Product in the Target Market, including but not limited to approvals by the Department of Transportation, Federal Aviation Association, Underwriters Laboratory, and Canadian Standards Association, as applicable.

"Response Notice" has the meaning set forth in Section 2.7(b).

"Responsible Party" means the Party responsible for completing a Deliverable as set forth in a Work Plan.

"Retail Penetration Date" means the date on which [*].

"Retail Shipment Date" means the date that [*].

[*]

"Statement of Deficiencies" has the meaning set forth in Section 2.3(a)(ii)(1).

"Steering Committee" has the meaning set forth in Section 2.4(a).

"Sublicensee" means any third party (including Affiliates) to whom a license or sublicense to FR/SIC Technology has been granted pursuant to this Agreement.

"Target Market" means the segments of the portable electronics device market that have power requirements suitable for [*].

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-9

[*]

"Technology Documentation" means all commercially reasonable documentation in the possession of either Party that describes the specifications and performance features of the FR/SIC Technology.

"Term" has the meaning set forth in Section 8.1.

"Third Party" means any Person that is not a Party or an Affiliate of a Party.

"Valid Claim" means a claim of an issued and unexpired patent that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

"Work Plan" shall mean the work plan established with respect to the DMFC Solution for the Initial OEM Application, which is set forth on Exhibit B hereto, and any work plan agreed to between the Parties as set forth in Article II with respect to a DMFC Solution for an Additional OEM Application.

__________________________
  Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]", have been filed separately with the Commission.

Strategic Alliance Agreement - Execution Version A-10